Exhibit 10.10

SUBLEASE

between

FOX-PITT KELTON GROUP LIMITED

(“Tenant”)

and

REVAL.COM, INC.

(“Subtenant”)

Unit 15

420 Fifth Avenue Condominiums

420 Fifth Avenue

New York, New York

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Table of Contents

(continued)

-ii-

DEFINITIONS

DEFINED TERMS	PAGE

Abatement Period	8
Additional Rent	7
Base Common Charges Calculation	3
Base Supplemental Operating Expenses Calculation	5
Brokers	21
Building	1
Casualty	12
Commencement Date	1
Condemnation	12
Condo Consent	20
Consent Matter	19
Default Rate	15
Eligible Sublease	14
Event of Default	24
Expiration Date	2
FF&E	25
Fixed Expiration Date	1
Fixed Rent	2
Full Term	2
Landlord	1
Landlord Consent	20
Lease	1
MERIT	1
Named Subtenant	14
Notice	18
Overlease Benefits	16
Rent Commencement Date	8
Rentals	7
Security Deposit	22
Security Letter	22
Special Lease Rights	14
Sublease	1
Subpremises	1
Subtenant	1
Subtenant Common Charge Escalation Statement	2
Subtenant Supplemental Operating Payment Escalation Statement	4
Subtenant Tax Escalation Statement	5
Subtenant’s Attornment Event	13
Subtenant’s Related Parties	10
Subtenant’s Work	21

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DEFINITION

CONTINUED

DEFINED TERMS	PAGE

Tenant	1
Tenant’s Non-Disturbance Agreement	13
Tenant’s Related Parties	8
Tenant’s Tax Payment	5
Term	1

iv

SUBLEASE

This Sublease (“Sublease”) made as of the 11th day of May, 2010, between FOX-PITT KELTON GROUP LIMITED (“Tenant”), a United Kingdom corporation having a place of business at c/o Macquarie Holdings (USA), Inc., 125 West 55th Street, New York, New York 10019, and REVAL.COM, INC. (“Subtenant”), a Delaware corporation having a place of business at 100 Broadway, 22nd Floor, New York, New York 10005.

WITNESSETH:

WHEREAS, pursuant to a lease dated as of July 1, 2006 (the “Lease”), between MERIT Fifth Avenue, L.P. (“MERIT”), as landlord, and Tenant, as tenant, Tenant leases from the successors-in-interest to MERIT, namely, 420 Associates LLC, a Delaware limited liability company, and from 420 Fifth Associates LLC, a Delaware limited liability company (collectively, “Landlord”), condominium unit 15 (the “Subpremises”) in the building located at 420 Fifth Avenue, New York, New York (the “Building”);

WHEREAS, Subtenant desires to sublease the Subpremises from Tenant, and Tenant desires to sublease to Subtenant the Subpremises, on the terms and conditions hereafter set forth;

NOW, THEREFORE, Tenant and Subtenant, in consideration of the mutual covenants and agreements herein contained, do hereby covenant and agree as follows:

1.	Demise and Use.

Subject to Section 18 and the other terms and conditions of this Sublease, Tenant hereby demises and subleases to Subtenant, and Subtenant hereby takes and hires from Tenant, the Subpremises, to be used by Subtenant solely for general and executive offices and for no other purposes, subject to and in accordance with all of the terms, restrictions and conditions of this Sublease (including, without limitation, the provisions of the Lease incorporated herein) pursuant to Section 7 hereof. Capitalized terms used in this Sublease shall have the respective meanings set forth in the Lease unless otherwise stated herein. Subtenant acknowledges receipt of a copy of the Lease with certain financial information and other provisions deleted and/or redacted and represents that it has read the Lease and is fully familiar with all of the undeleted and unredacted provisions thereof.

2.	Term.

(a) The term of this Sublease (the “Term”) shall commence on the later of (i) the date hereof, (ii) the date that the Landlord Consent (as defined in Section 18) is obtained (the “Commencement Date”) and (iii) the date that Tenant delivers the Subpremises to Subtenant in the condition required under this Sublease (together with keys or the other means of access to the Subpremises), and shall expire on December 30, 2016 (the “Fixed Expiration Date”), unless the

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Term is sooner terminated under the provisions of this Sublease. The Fixed Expiration Date or such earlier or later date on which the Term shall end pursuant to the terms, conditions or covenants of this Sublease or any applicable laws shall be referred to herein as the “Expiration Date.” The period of time from the Commencement Date to the Fixed Expiration Date shall be referred to herein as the “Full Term.”

(b) At the request of either party, Tenant and Subtenant shall within thirty (30) days thereafter, execute a written agreement confirming the Commencement Date; provided, however, that the failure of the parties to execute such a written agreement shall not affect the validity of the Commencement Date.

3.	Fixed Rent and Escalations.

(a) Subtenant shall pay to Tenant fixed rent (“Fixed Rent”) as follows:

(i) For the period commencing on the Commencement Date and ending on the day before the day of the calendar month on which one-half of the Full Term elapses, Nine Hundred Forty Thousand Nine Hundred Ninety-Two Dollars ($940,992.00) per annum, payable in equal monthly installments of Seventy-Eight Thousand Four Hundred Sixteen and 00/100 ($78,416.00) Dollars;

(ii) For the period commencing on the day of the calendar month on which one-half of the Full Term elapses and ending on the Expiration Date, One Million Fifty-Eight Thousand Six Hundred Sixteen and 00/100 ($1,058,616.00) Dollars per annum, payable in equal monthly installments of Eighty-Eight Thousand Two Hundred Eighteen and 00/100 ($88,218.00) Dollars; and

(iii) Fixed Rent for the calendar month in which such half-way point occurs shall be prorated if such half-way point occurs on a day which is not the first day of such calendar month.

(b) During the Term, Subtenant shall pay the entire amount (including without limitation estimated payments) of any Common Charge Additional Rent Payment (as such term is defined in the Lease) to be paid by Tenant with respect to the Term as set forth in and in accordance with the provisions of Article 5 of the Lease, except as expressly modified herein. Tenant acknowledges that any statements for amounts due Tenant from Subtenant on account of any Common Charge Additional Rent Payment (a “Subtenant Common Charge Escalation Statement”) shall be based solely on statements, including without limitation any Landlord’s Statement or Year-End Statement, that Landlord is required to provide pursuant to the terms of the Lease, and that Tenant shall be unable to deliver any such Subtenant Common Charge Escalation Statement until Tenant has received the appropriate statement or bill from Landlord. In the event that Landlord shall fail to deliver any such statement or bill to Tenant, Tenant shall request that Landlord deliver such statement or bill, provided that Tenant shall have no liability to Subtenant due to the failure of Landlord to provide same (and, until such statement is provided to Subtenant, Subtenant shall

2.

have no obligation with respect to any such Common Charge Additional Rent Payment). Any such statement delivered by Landlord shall be deemed conclusive, subject to the audit and challenge rights of Tenant described in the applicable sections of Article 5 of the Lease, which rights Tenant agrees to exercise at Subtenant’s sole cost and expense on behalf of Subtenant upon request by Subtenant if Subtenant is unable to exercise such rights directly (and, if Tenant does not exercise such rights in a commercially reasonable manner, Tenant agrees that Subtenant may do so in Tenant’s stead). Any settlement of such audit or challenge shall be subject to the reasonable approval of Subtenant. Each Subtenant Common Charge Escalation Statement shall be accompanied by copies of the relevant statements received by Tenant in connection with the Common Charge Additional Rent Payment (and, to the extent such relevant statements are not received by Tenant, Tenant shall request that Landlord deliver the same as described above). Article 5 of the Lease shall be further modified for purposes of this Sublease as follows:

(i) Section 5.1(D) of the Lease shall be modified so that the Base Common Charges shall mean one-half (1/2) of the amount of all Common Charges assessed against the Subpremises for the calendar years 2010 and 2011;

(ii) Intentionally omitted; and

(iii) Notwithstanding any provision in the Lease to the contrary, Subtenant shall have no obligation with respect to any Common Charge Additional Rent Payment for any period prior to July 1, 2011, and Subtenant shall pay the first monthly installment of one-twelfth (1/12th) of the applicable Common Charge Additional Rent Payment for the balance of 2011 with the Fixed Rent payment for July 2011 (provided that Tenant shall, subject to the provisions of Section 3(e) below, have delivered to Subtenant at least thirty (30) days’ prior written notice of the applicable amount due as of July 1, 2011) and, prior to the determination of the Common Charges for 2011, the Base Common Charges as defined in Section 3(b)(i) above shall be estimated by presuming that the Common Charges for calendar year 2011 will be equal to 103% of the Common Charges for calendar year 2010 (based upon the most recent Landlord’s Statement or Year-End Statement received by Tenant for calendar year 2010). Such payments of the Common Charge Additional Rent Payment shall continue until such time or times that Tenant has received statements, including without limitation any Landlord’s Statement or Year-End Statement, provided by Landlord, such that Tenant can calculate one-half (1/2) of the amount of Base Common Charges assessed against the Subpremises for calendar years 2010 and 2011. After such receipt by Tenant and as soon as commercially practical, Tenant shall provide Subtenant with a statement showing such calculations and with any additional statements showing revisions thereof, both based on determinations made by Landlord or the Board of Managers as furnished to Tenant by Landlord (each a “Base Common Charges Calculation”). Promptly after any Base Common Charges Calculation is furnished to Subtenant, or together therewith, Tenant shall notify Subtenant whether the estimated installments of the Common Charge Additional Rent Payment previously paid with Fixed Rent were greater or less than the amount thereof that would have been due had one-half (1/2) of the amount of all Common Charges assessed against the Subpremises for the calendar years 2010 and 2011 been known. If there shall be a deficiency, Subtenant shall pay the amount

3.

thereof within thirty (30) days after demand therefor, and if there shall have been an overpayment, Landlord shall credit the amount of such overpayment against Fixed Rent payments, any Common Charge Additional Rent Payment, and any other payments next due under this Sublease. After receipt by Subtenant of the first Base Common Charges Calculation, payments by Subtenant of the monthly installations of the Common Charge Additional Rent Payment shall be based on statements, including without limitation Landlord’s Statement and Year-End Statement, provided by Landlord (subject to the audit and challenge rights referenced above).

(c) During the Term, Subtenant shall pay the entire amount (including without limitation estimated payments) of any Tenant’s Supplemental Operating Payment (as such term is defined in the Lease) to be paid by Tenant with respect to the Term as set forth in and in accordance with the provisions of Article 5 of the Lease, except as expressly modified herein. Tenant acknowledges that any statements for amounts due Tenant from Subtenant on account of any Tenant’s Supplemental Operating Payment (a “Subtenant Supplemental Operating Payment Escalation Statement”) shall be based solely on statements, including without limitation Landlord’s Supplemental Operating Expense Statement, that Landlord is required to provide pursuant to the terms of the Lease, and that Tenant shall be unable to deliver any such Subtenant Supplemental Operating Payment Escalation Statement until Tenant has received the appropriate statement or bill from Landlord. In the event that Landlord shall fail to deliver any such statement or bill to Tenant, Tenant shall request that Landlord deliver such statement or bill, provided that Tenant shall have no liability to Subtenant due to the failure of Landlord to provide same (and, until such statement is provided to Subtenant, Subtenant shall have no obligation with respect to any such Supplemental Operating Payment). Any such statement delivered by Landlord shall be deemed conclusive, subject to the audit and challenge rights of Tenant described in the applicable sections of Article 5 of the Lease, which rights Tenant agrees to exercise at Subtenant’s sole cost and expense on behalf of Subtenant upon request by Subtenant if Subtenant is unable to exercise such rights directly (and, if Tenant does not exercise such rights in a commercially reasonable manner, Tenant agrees that Subtenant may do so in Tenant’s stead). Any settlement of such audit or challenge shall be subject to the reasonable approval of Subtenant. Each Subtenant Supplemental Operating Payment Escalation Statement shall be accompanied by copies of the relevant statements received by Tenant in connection with Tenant’s Supplemental Operating Payment (and, to the extent such relevant statements are not received by Tenant, Tenant shall request that Landlord deliver the same as described above). Article 5 of the Lease shall be further modified for purposes of this Sublease as follows:

(i) Section 5.1(H) of the Lease shall be modified so that the Base Year Supplemental Operating Expenses shall mean one-half (1/2) of the amount of all Supplemental Operating Expenses due for the calendar years 2010 and 2011;

(ii) Intentionally omitted; and

(iii) Notwithstanding any provision in the Lease to the contrary, Subtenant shall have no obligation with respect to any Supplemental Operating Payment for any period prior to July 1, 2011, and Subtenant shall pay the first monthly installment

4.

of one-twelfth (1/12th) of the applicable Supplemental Operating Payment for the balance of 2011, subject to the provisions of Section 3(e) below, with the Fixed Rent payment for July 2011 (provided that Tenant shall have delivered to Subtenant at least thirty (30) days’ prior written notice of the applicable amount due as of July 1, 2011) and, prior to the determination of the Base Year Supplemental Operating Expenses for 2011, the Base Year Supplemental Operating Expenses as defined in Section 3(c)(i) above shall be estimated by presuming that the Supplemental Operating Expenses for calendar year 2011 will be equal to 103% of the Supplemental Operating Expenses for calendar year 2010 (based upon the most recent Landlord’s Supplemental Operating Expense Statement received by Tenant for calendar year 2010). Such payments of the Tenant’s Supplemental Operating Payment shall continue until such time or times that Tenant has received statements, including without limitation any Landlord’s Supplemental Operating Expense Statement, provided by Landlord, such that Tenant can calculate one-half (1/2) of the amount of Supplemental Operating Expenses due for calendar years 2010 and 2011. After such receipt by Tenant and as soon as commercially practical, Tenant shall provide Subtenant with a statement showing such calculations and with any additional statements showing revisions thereof, both based on determinations made by Landlord as furnished to Tenant by Landlord (each a “Base Supplemental Operating Expenses Calculation”). Promptly after any Base Supplemental Operating Expenses Calculation is furnished to Subtenant, or together therewith, Tenant shall notify Subtenant whether the estimated installments of the Tenant’s Supplemental Operating Payment previously due with Fixed Rent were greater or less than the amount thereof that would have been paid had one-half (1/2) of the amount of all Supplemental Operating Expenses due for the calendar years 2010 and 2011 been known. If there shall be a deficiency, Subtenant shall pay the amount thereof within thirty (30) days after demand therefor, and if there shall have been an overpayment, Landlord shall credit the amount of such overpayment against Fixed Rent payments, any Tenant’s Supplemental Operating Payment, and any other payments next due under this Sublease. After receipt by Subtenant of the first Base Supplemental Operating Expenses Calculation, payments by Subtenant of the monthly installations of the Tenant’s Supplemental Operating Payment shall be based on statements, including without limitation Landlord’s Supplemental Operating Expenses Statement, provided by Landlord (subject to the audit and challenge rights referenced above).

(d) During the Term, Subtenant shall pay the entire amount (including without limitation estimated payments) of “Tenant’s Tax Payment” (as such term is defined in the Lease) to be paid by Tenant with respect to the Term as set forth in and in accordance with the provisions of Article 5 of the Lease, except as expressly modified herein. Tenant acknowledges that any statements for amounts due Tenant from Subtenant on account of Tenant’s Tax Payment (a “Subtenant Tax Escalation Statement”) shall be based solely on Landlord’s Tax Statement that Landlord is required to provide pursuant to the terms of the Lease, and that Tenant shall be unable to deliver any such Subtenant Tax Escalation Statement (including without limitation a copy of any tax bill that Tenant is obligated to deliver to Subtenant) until Tenant has received the appropriate statement or bill from Landlord. In the event that Landlord shall fail to deliver any such statement or bill to Tenant, Tenant shall request that Landlord deliver such statement or bill,

5.

provided that Tenant shall have no liability to Subtenant due to the failure of Landlord to provide same (and, until such statement is provided to Subtenant, Subtenant shall have no obligation with respect to any such Tax Payment). Any such statement delivered by Landlord shall be deemed conclusive, subject to the audit and challenge rights of Tenant described in the applicable sections of Article 5 of the Lease, which rights Tenant agrees to exercise at Subtenant’s sole cost and expense on behalf of Subtenant upon request by Subtenant if Subtenant is unable to exercise such rights directly (and, if Tenant does not exercise such rights in a commercially reasonable manner, Tenant agrees that Subtenant may do so in Tenant’s stead). Any settlement of such audit or challenge shall be subject to the reasonable approval of Subtenant. Each Subtenant Tax Escalation Statement shall be accompanied by copies of the relevant statements received by Tenant in connection with Tenant’s Tax Payment (and, to the extent such relevant statements are not received by Tenant, Tenant shall request that Landlord deliver the same as described above). Tenant shall pay to Subtenant any refund of an overpayment of Tenant’s Tax Payment received by Tenant attributable to the Subpremises during the Term and this obligation shall survive the expiration or earlier termination of the Term. Such Article 5 of the Lease shall be further modified for purposes of this Sublease as follows:

(i) Section 5.1(F) of the Lease shall be modified so that the Base Tax Year shall mean the Taxes due for 2010/2011 Tax Year commencing July 1, 2010 through June 30, 2011, all dates inclusive;

(ii) Intentionally omitted.

(e) Notwithstanding any provision of this Sublease to the contrary, Subtenant acknowledges and agrees that its liability to pay the Common Charge Additional Rent Payment, Tenant’s Supplemental Operating Payment and/or Tenant’s Tax Payment is not conditioned on the timely delivery by Tenant to Subtenant of the relevant Subtenant Common Charge Escalation Statement or Subtenant’s Supplemental Tax Escalation Statement so long as Tenant delivers to Subtenant any such statement within two years after the Fixed Expiration Date.

(f) Subtenant acknowledges that electricity for the Subpremises is directly metered such that there is no charge therefor by Tenant. It is understood and agreed that Tenant has no control over the supply of electrical energy or the quality, quantity or character of electrical energy supplied to the Subpremises. Subject to the incorporated provisions of the Lease regarding electricity (including, without limitation, the provisions of Section 8.5(c) and the last sentence of Section 8.5(a) and Tenant’s obligations hereunder to enforce the Lease for Subtenant’s benefit, Tenant shall not be liable or responsible to Subtenant for any loss, damage or expense that Subtenant may incur due to any diminution or abatement in the quantity of electrical energy or any change in the quality or character of such electrical energy or if such service is no longer available or suitable for Subtenant’s requirements. If Landlord changes the method by which electricity is furnished to the Premises, Subtenant’s method of paying for electricity shall be correspondingly changed under this Sublease, and Subtenant shall, at its own cost and expense, in addition to paying for any and all electricity attributable to the Subpremises, perform any and all other obligations of Tenant under the Lease with respect to the Subpremises. Subtenant covenants and warrants to Tenant that throughout the Term, Subtenant’s electrical use shall not exceed the maximum load for the Subpremises and such use shall be consistent with Subtenant’s general office use of the Subpremises and the provisions of the Lease.

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(g) If Tenant shall be charged with respect to the Subpremises for any other sums or charges pursuant to the provisions of the Lease, which charges result from Subtenant’s acts or requests for services, including without limitation for overtime or other extra services requested by Subtenant, then Subtenant shall be liable for the entire amount thereof as Additional Rent under this Sublease and such sums shall be due and payable by Subtenant to Tenant within twenty (20) days after Tenant renders a bill therefor to Subtenant.

4.	Payment of Fixed Rent and Additional Rent.

(a) All Fixed Rent and Additional Rent and whether or not denominated as “rent,” shall be deemed to be and shall constitute Rentals (as defined herein) for all purposes hereunder and, in the event of any non-payment thereof, Tenant shall have all of the rights and remedies provided herein, at law or in equity, for non-payment of Rentals, and such obligations shall survive the Expiration Date or earlier termination of this Sublease (provided, however, that Subtenant shall have no obligation with respect to any such non-payment of Rentals due for which a statement was not delivered to Subtenant by two (2) years after the Fixed Expiration Date or earlier termination of this Sublease.) “Additional Rent” shall mean all amounts payable by Subtenant to Tenant pursuant to this Sublease other than Fixed Rent, including without limitation payments of any Common Charge Additional Rent Payment, Tenant’s Supplemental Operating Payment and Tenant’s Tax Payment. All Fixed Rent and Additional Rent (collectively, “Rentals”) shall be paid in lawful money of the United States which shall be legal tender for payment of all debts, in advance on or before the last day of each calendar month of the Term for the next succeeding calendar month, and, at Subtenant’s election, either (a) by a check drawn on a bank which is a member of The New York Clearing House Association, or a successor thereto, delivered to Tenant’s address as set forth in Section 16 or such other address as Tenant may designate at any time and from time to time, or (b) by wire transfer of immediately available federal funds to an account designated by Tenant, as and when the same becomes due and payable, without demand therefor unless otherwise provided herein, and without any deduction, set-off, abatement, counterclaim or defense whatsoever except as otherwise provided in this Sublease. Subtenant’s covenants to pay Rentals constitute independent covenants under this Sublease. Notwithstanding the foregoing, Subtenant shall pay upon the execution and delivery hereof an amount equal to one month’s Fixed Rent. If the Commencement Date is not on the first day of a month, then on the Commencement Date, Subtenant shall pay Fixed Rent for the period from the Commencement Date through the last day of such month, and the payment made by Subtenant upon execution and delivery of this Sublease shall be credited against the first full monthly installment of Fixed Rent due and payable under this Sublease. In the event that the Expiration Date shall occur on a date other than the last day of any calendar month, then Fixed Rent and Additional Rent shall be pro-rated based on the actual number of days in such month. Any provision in the Lease referring to rent, Rent, fixed rent, Base Rent, additional rent, Additional Rent or words or terms of like import incorporated herein by reference shall be deemed to refer to the Rentals, Fixed Rent and/or Additional Rent due under this Sublease.

7.

(b) Notwithstanding any provision of this Sublease to the contrary, so long as there shall not be an Event of Default (as hereinafter defined) by Subtenant under the terms and provisions of this Sublease, Fixed Rent in the amount of Seventy-Eight Thousand Four Hundred Sixteen and 00/100 ($78,416.00) Dollars shall be abated monthly during the first six (6) full calendar months of the Term of this Sublease (the “Abatement Period”). Notwithstanding the foregoing, Subtenant shall be obligated to make all payments of electricity charges and other charges for building services used by Subtenant during the Abatement Period. Subtenant acknowledges that in the event of an Event of Default by Subtenant under this Sublease in respect of which Tenant has instituted legal proceedings against Subtenant, Fixed Rent otherwise abated pursuant to this Section 4(b) shall be immediately due and payable. (The day immediately following the Abatement Period shall be referred to herein as the “Rent Commencement Date.”)

5.	Possession and Condition of Subpremises.

Subtenant agrees that (i) except as otherwise provided in this Sublease, Tenant shall deliver and Subtenant shall accept possession of the Subpremises in its “as is, where-is” condition and state of repair as of the date hereof, vacant and broom clean, (ii) Subtenant is fully familiar with the condition of the Subpremises and (iii) Tenant shall not be not required to perform any repairs, alterations or other work with respect to the Subpremises, or give Subtenant any work allowance whatsoever. The taking of possession of the Subpremises by Subtenant shall be conclusive evidence of delivery in compliance with the provisions hereof. Except as otherwise provided in this Sublease, Tenant shall not be subject to any liability for failure to deliver possession of the Subpremises on the Commencement Date and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed to extend the Term, provided that Rentals shall be abated until such possession is delivered to Subtenant. The provisions of this Section 5 are intended to constitute “an express provision to the contrary” under the meaning of Section 223-a of the New York Real Property Law or any successor law or ordinance.

6.	Representations and Covenants.

(a) Subtenant acknowledges that neither Tenant nor any partner, member, officer, director, employee, representative, contractor or agent of Tenant (collectively, “Tenant’s Related Parties”) nor any real estate broker or attorney employed by Tenant has made, nor has Subtenant relied on, any representations, warranties, statements or agreements (express or implied) whatsoever with respect to the Lease or all or any part of the Building or the Subpremises other than those expressly set forth in this Sublease. Subtenant acknowledges that no rights, options, easements or licenses are being acquired by Subtenant by implication or otherwise except as expressly set forth in this Sublease and the Lease.

(b) Tenant hereby represents and warrants to Subtenant that: (i) Tenant is the owner of the tenant’s interest under the Lease (ii) Tenant has not subleased the Subpremises and Tenant has full right and authority to enter into this Sublease subject only to obtaining Landlord’s Consent (and any consent required by the Condominium Documents), (iii) a true and

8.

complete redacted copy of the Lease has been delivered to Subtenant, (iv) to Tenant’s knowledge, Landlord is not in default under the Lease, (v) to Tenant’s knowledge, Tenant is not in default under the Lease, and (vi) to Tenant’s knowledge, Tenant is in compliance with Article 10 of the Lease regarding “Legal Requirements” as defined therein and with Article 33 of the Lease regarding “Hazardous Materials” as defined in the Lease.

(c) Tenant shall not voluntarily terminate the Lease except pursuant to a right of termination arising out of casualty or condemnation expressly set forth in the Lease, and Tenant shall not amend the Lease in a manner adverse to Tenant in any respect. If the Lease shall terminate for any reason then this Sublease shall also terminate. Tenant shall not be liable for any such termination unless such termination (i) shall have arisen out of a default under the Lease by Tenant not arising out of the acts of omissions of Subtenant, or a default hereunder by Subtenant or (ii) shall have been effected by Tenant in violation of this Section 6(c).

7.	Incorporation of Terms; Performance of the Lease.

(a) All of the terms, covenants and conditions of the Lease are:

(i) hereby incorporated in this Sublease by reference and made a part hereof as if herein set forth at length (it being understood and agreed that except as otherwise specifically provided herein the obligations and representations by Landlord under the Lease shall be performed and/or made by Landlord under the Lease (and not by Tenant as if it were Landlord by virtue of the effect of clause (ii) immediately following), and Tenant shall not be liable for any defaults or misrepresentations made by the Landlord under the Lease (and not by Tenant as if it were Landlord by virtue of the effect of clause (ii) immediately following); and

(ii) shall constitute the terms of this Sublease (as if Subtenant was Tenant and Tenant was Landlord under the Lease, and as if the word “Lease” was “Sublease” and the word “Premises” was “Subpremises”). Notwithstanding the foregoing provisions of this Section 7(a), the following provisions of the Lease are expressly not incorporated into this Sublease:

(A) the preamble; the Fundamental Lease Provisions except for “Premises” and “Permitted Use”; the defined terms in Section 1.2 (1) not used in this Sublease, (2) not used in the provisions of the Lease incorporated herein, or (3) otherwise defined herein; the first sentence of Section 2.1; Section 2.3; Section 2.4; Article 4; the last two sentences of Section 7.1; any obligation under Section 7.2 to reimburse Subtenant for any work performed by Subtenant or to perform any work in the Subpremises; the last sentence of Section 7.2(e); Section 7.4; Section 7.5(b) to the extent that “ADA” compliance is not triggered by alterations performed by Subtenant in the Subpremises; Section 20.4; Article 21 to the extent incorporation herein would grant any rights or reservations in favor of Tenant or impose obligations on Tenant, as opposed to Landlord under the Lease; the word “Base” shall be deleted in each place it appears in Article 26 and the word “Fixed” substituted therefor; Section 27.5; Article 28; Article 31; Section 32.1; the word “Base” shall be deleted from the last sentence of Section 32.2 and the word “Fixed” substituted therefor; Article 34; Article 38; Article 39;

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Section 40.6; Section 40.8; Section 40.9; Section 40.10; Section 40.12; Section 40.16; the word “Base” shall be deleted in each place it appears in Section 40.18 and the word “Fixed” substituted therefor; the word “Base” shall be deleted from the last sentence of Section 40.20 and the word “Fixed” substituted therefor; the word “Base” shall be deleted from the last sentence of Section 40.21 and the word “Fixed” substituted therefor; Section 40.22; Section 40.23; and Sections 40.25(a) and (b); and

(B) such other terms, covenants and conditions of the Lease as are specifically inconsistent with the terms hereof (but only to the extent same are inconsistent).

(b) The parties agree that unless a time limit is expressly set forth in this Sublease, the time limits set forth in the Lease for the giving of Notices, making demands, payment of any sum, the performance of any act, condition or covenant, or the exercise of any right, remedy or option, are modified for the purpose of this Sublease by shortening (in the case of a time limit applicable to Tenant thereunder) or lengthening (in the case of a time limit applicable to Landlord thereunder) the same in each instance by five (5) days, except that time periods of five (5) days or less as set forth in the Lease shall be three (3) days, so that Notices may be given, demands made, any act, condition or covenant performed and any right or remedy hereunder exercised, by Tenant or Subtenant, as the case may be, within the time limits relating thereto contained in the Lease. Notwithstanding the foregoing, the notice and grace periods with respect to payment of Rental under the Lease and assignment and sublettings under the Lease shall not be modified and the notice and grace periods under Article 25 of the Lease shall not be modified (other than as set forth in Section 25.1(d)).

(c) Subtenant covenants that during the Term Subtenant shall not do, or permit or suffer to be done, any act or omission by Subtenant, its agents, employees, officers, directors, occupants, contractors, sub-sublessees, licensees or representatives (collectively “Subtenant’s Related Parties”) which (i) is prohibited by the Lease, (ii) would in any way contravene or violate any economic or other material term or condition of the Lease or any other instrument to which this Sublease is subordinate, (iii) would constitute or give rise to a default or an “Event of Default” under the Lease or a default under any other instrument to which this Sublease is subordinate or (iv) would result in any additional cost or other liability to Tenant unless Subtenant timely pays such cost or timely satisfies such liability. In the event of any inconsistency between this Sublease and the Lease, such inconsistency as between Tenant and Subtenant shall be resolved in favor of the provisions of this Sublease, unless such resolution would cause Tenant to be in default under the terms of the Lease, in which event such resolution shall be in favor of the provisions of the Lease. Subtenant agrees to perform and adhere to all of the terms and conditions of the Lease which it has assumed by the incorporation thereof in this Sublease, except as specifically modified herein.

(d) Each party shall promptly give to the other a copy of any notice it receives from Landlord or the “Board of Managers” (as defined in the Lease) alleging the existence of a breach of or default under the Lease.

10.

(e) Tenant shall have the same rights and remedies with respect to a breach of this Sublease by Subtenant as Landlord has with respect to a breach of the Lease, as if the same were more fully set forth at length herein, and Tenant shall have, with respect to Subtenant, this Sublease and the Subpremises, all of the rights, powers, privileges and immunities as are had by Landlord under the Lease. Notwithstanding anything herein to the contrary, Tenant shall not be responsible for any breach of the Lease by Landlord or any non-performance or non-compliance with any provision thereof by Landlord or any breach of this section caused by Landlord.

8.	Subordination/Attornment.

(a) Subtenant acknowledges that this Sublease, the term hereof and all rights, estate, title and interest of Subtenant hereunder are and shall remain subject and subordinate in all respects to all of the terms and conditions of the Lease (and any amendments or modifications thereto which do not adversely affect Subtenant or the use of the Subpremises and the documentation of which Subtenant has received a copy prior to execution and delivery thereof) and to all matters to which the Lease is and shall be subject and subordinate, including without limitation the Condominium Documents (and any amendments or modifications thereto), any Superior Lease and any Superior Mortgage. Such subordination shall be self-operative and no further instrument of subordination shall be required, but Subtenant shall promptly execute any certificate confirming such subordination that Tenant may request.

(b) If, in the event of any termination, re-entry or dispossess by Landlord under the Lease, Landlord shall take over all of the right, title and interest of Tenant under this Sublease, Subtenant, at Landlord’s election and at Landlord’s request, shall attorn to Landlord and, during the Term, perform all of the terms, covenants and conditions of this Sublease on the part of Subtenant to be performed all in accordance with the provisions of the Landlord Consent. In that regard, if Landlord’s Consent or other document to which Landlord is bound provides that Landlord will recognize Subtenant pursuant to the terms of the Sublease but at the increased rentals provided for in the Lease, such Landlord’s Consent or other document shall also provide that if the Sublease is not so terminated by such termination, re-entry or dispossess by Landlord under the Lease, Subtenant may upon notice given to Landlord at any time after such termination, re-entry or dispossess by Landlord under the Lease, but prior to the date which is 90 days after such termination, re-entry or dispossess, cancel this Sublease as of the date which is 90 days after the effective date of such termination, re-entry or dispossess by Landlord under the Lease. If Landlord’s Consent does not contain a provision at least as favorable to Subtenant as the foregoing, then Subtenant shall not be required to accept Landlord’s Consent and may exercise its termination option for a failure to obtain Landlord’s Consent pursuant to Paragraph 18 hereof.

9.	Surrender and Restoration of the Subpremises.

Upon the Expiration Date, Subtenant shall quit and surrender the Subpremises to Tenant, vacant, broom-clean, ordinary wear and tear, and damage by casualty and condemnation for which Subtenant is not responsible under the terms of this Sublease excepted. On or prior to the Fixed Expiration Date, and at Subtenant’s sole cost and expense, Subtenant shall (a) remove all of its moveable furniture, fixtures, equipment and other moveable personal property therefrom,

11.

as well as the FF&E (as hereinafter defined) if title thereto has passed to Subtenant pursuant to Section 26, and repair any damage to the Subpremises caused by such removal and (b) to the extent required by Landlord pursuant to the provisions of Article 12 of the Lease, remove any installations, alterations, improvements, additions or other physical changes to the Subpremises which were installed by or on behalf of Subtenant, including, without limitation, any of Subtenant’s Work (as hereinafter defined). Subtenant shall have no obligation to remove its installation of walls creating its lunchroom unless they are “Specialty Alterations” (as defined in the Lease). If Subtenant fails to remove such items at the end of the Term, then Tenant, at Subtenant’s sole cost and expense, may perform such work. Tenant’s right to perform such work shall be in addition to any other rights and remedies available to Tenant under this Sublease or at law or in equity. If the Fixed Expiration Date, or earlier termination of the Term, falls on a Saturday or Sunday, this Sublease shall expire at noon on the Business Day immediately preceding such day. Subtenant’s obligations hereunder shall survive the Fixed Expiration Date or earlier termination of this Sublease.

10.	Casualty and Condemnation.

(a) If the Lease is terminated pursuant to its terms or by a party thereto (or if Subtenant exercises its termination rights as incorporated herein) pursuant to its rights under Articles 23 or 24 of the Lease as a result of fire or other casualty (“Casualty”) or the condemnation or taking of all or a part of the Building for public or quasi-public use or purposes (“Condemnation”), this Sublease shall terminate upon the date of such termination as if said date were the date fixed herein as the Expiration Date, and Fixed Rent and Additional Rent shall be adjusted as of said date and neither party shall have any further obligations hereunder, except for any further adjustment of Additional Rent pursuant to the terms hereof and claims that accrued prior to the date of termination.

(b) If the Lease is not terminated in the event of Casualty or Condemnation, this Sublease shall continue in full force and effect and Subtenant shall continue to be liable for the payment of the Rentals, except that Subtenant shall receive an abatement of Rentals due hereunder in the same manner as set forth in Articles 23 and 24 of the Lease, but only to the extent and for the period the fixed rent, escalation rent and other sums payable by Tenant under the Lease are so abated with respect to all or part of the Subpremises.

(c) Tenant shall not be liable for any inconvenience or annoyance to Subtenant or injury to the business of Subtenant resulting in any way from damages arising from Casualty or the repair thereof or from Condemnation or the repair or renovation necessitated thereby. Subtenant acknowledges that Tenant will not carry insurance of any kind on Subtenant’s goods, furniture or furnishings or on any fixtures, equipment, improvements, installations or appurtenances in the Subpremises and that Tenant shall not be obligated to repair any damage thereto or replace same, or pay the cost thereof

(d) In the event of a taking by condemnation (or deed in lieu thereof), Subtenant shall have no claim to any share of the award, except to file a claim for its fixtures and moving expenses, but only to the extent Tenant would be permitted to do so under the Lease.

12.

(e) Subtenant hereby waives the provisions of Section 227 of the New York Real Property Law, which are superseded by the provisions of this Section 10.

11.	Assignment and Subletting.

(a) Supplementing and/or modifying the provisions of Article 19 of the Lease incorporated herein (which shall be applicable as if “Landlord” were “Tenant” and “Tenant” were “Subtenant”):

(i) In Section 19.9(C)(a) of the Lease, the words “the transfer of any stock in Tenant” are hereby deleted and replaced by the words “the transfer of any stock or other interests in Tenant that would be deemed an assignment pursuant to Section 19.1”.

(b) Provided no Event of Default shall exist and be continuing hereunder, Tenant shall promptly after Subtenant’s written request (which request shall be accompanied by an executed counterpart of the Eligible Sublease (hereinafter defined) and such other information and certifications as Tenant may reasonably request in order to determine that the conditions of this Section 11(b) have been satisfied), deliver to Subtenant and the subtenant under the Eligible Sublease a non-disturbance agreement in form and substance reasonably acceptable to Tenant and Subtenant, providing in substance that, as long as no default beyond any applicable notice and grace period exists on the part of such subtenant under the Eligible Sublease and subject to the satisfaction of the condition precedent set forth in clause (iii) below, Tenant will not name or join such subtenant as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to Tenant under this Sublease and to the further effect that if this Sublease shall terminate or be terminated by reason of Subtenant’s default hereunder (the “Subtenant’s Attornment Event”), then Tenant will recognize such subtenant as the direct tenant of Tenant on the terms and conditions of the Eligible Sublease, as the same will be deemed amended upon such Subtenant’s Attornment Event as hereinafter provided (a “Tenant’s Non-Disturbance Agreement”). Following the subtenant’s execution and delivery of the Tenant’s Non-Disturbance Agreement reasonably acceptable to Subtenant, Tenant shall promptly execute and deliver a counterpart to such subtenant. Tenant’s reasonable out of pocket costs and expenses in connection with the foregoing (including without limitation, attorneys’ fees), to the extent actually incurred, shall be paid by Subtenant simultaneously with the execution of Tenant’s Non-Disturbance Agreement. Tenant’s Non-Disturbance Agreement shall provide, inter alia, that, upon a Subtenant’s Attornment Event:

(i) if applicable from time to time, the fixed rent and additional rent under the Eligible Sublease shall be increased (but not decreased) so that it is equal (after taking into account any credits, offsets, deductions or entitlements given subtenant) to the Fixed Rent and Additional Rent which would have been payable under this Sublease with respect to the Subpremises had this Sublease not been terminated;

(ii) the Eligible Sublease shall be deemed further amended such that the terms and provisions thereof shall be restated to be the terms and provisions of this

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Sublease (except that (A) the length of its term shall remain as set forth in the Eligible Sublease, (B) the fixed rent and additional rent shall be as set forth in clause (i) hereof, if the same is applicable, or as set forth in the Eligible Sublease if clause (i) is not applicable, (C) any Special Lease Rights (as hereinafter defined) relative to the Eligible Sublease shall not be included in the Eligible Sublease as amended, and (D) if the Eligible Sublease contains any provision which is more restrictive on the subtenant thereunder than any such corresponding provision of this Sublease is on Subtenant, then such more restrictive sublease provision shall continue to be included in the Eligible Sublease as amended in lieu of the corresponding provision of this Sublease; and

(iii) as a condition precedent to Tenant’s obligation to provide a Tenant’s Non-Disturbance Agreement to the subtenant under the applicable Eligible Sublease, the subtenant under the applicable Eligible Sublease shall, within ten (10) days after the Subtenant’s Attornment Event, deliver to Tenant either (A) proof reasonably satisfactory to Tenant that such subtenant has a net worth and creditworthiness calculated in accordance with GAAP at least equal to the net worth and creditworthiness of such subtenant at the time of the execution and delivery of the Eligible Sublease or (B) a security deposit (or letter of credit) in an amount equal to twelve (12) months of fixed rent under the Eligible Sublease (as the same may have been increased to coincide with the Fixed Rent payable hereunder pursuant to clause (i) above.

(c) As used herein, the following terms shall have the following means:

(i) “Eligible Sublease” shall mean any sublease entered into by Reval.com, Inc. or a “Related Corporation” (as defined in the Lease) of Reval.com, Inc. (collectively, the “Named Subtenant”) from time to time under this Sublease as sublandlord with a subtenant approved by Landlord and Tenant and which (A) demises the entire Subpremises, (B) has a term that expires the day before the Fixed Expiration Date, (C) demises the Subpremises to a subtenant with a net worth computed in accordance with GAAP not less than the greater of the net worth of Subtenant (1) on the Commencement Date and (2) the date of the applicable sublease, and (D) which is at a rate which is not less than the then fair market rate for such a sublease as reasonably determined by Tenant.

(ii) “Special Lease Rights”, relative to an Eligible Sublease upon the Subtenant’s Attornment Event, shall mean (A) any rights under this Sublease which are limited to Named Tenant or dependent upon occupancy of Named Tenant any and all rights of the Subtenant under this Sublease which the subtenant under such Eligible Sublease would not have as a direct subtenant under this Sublease assuming this Sublease were assigned to such subtenant prior to such Subtenant’s Attornment Event, and (B) any and all rights of the Subtenant under this Sublease which the subtenant under the Eligible Sublease does not then have as the subtenant under the Eligible Sublease.

(d) Notwithstanding anything to the contrary herein contained, it is understood and agreed that Tenant shall have no obligation to deliver a Tenant’s Non

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Disturbance Agreement while any Event of Default shall exist and be continuing hereunder. The preceding Sections 11(b) and (c) are solely for the benefit of Named Subtenant under an Eligible Sublease.

(e) Landlord’s Consent shall in effect provide that notwithstanding the provisions of Section 19.7(e) of the Lease, Subtenant shall have the rights of Tenant under the provisions of Article 19 of the Lease (subject to Landlord’s consent as and to the extent required under the provisions of such Article 19). In the event that Landlord consents to any assignment or subletting request of Subtenant, Tenant shall not be permitted to withhold its consent to such assignment or subletting. If Landlord’s Consent does not contain a provision at least as favorable to Subtenant as the foregoing, then Subtenant shall not be required to accept Landlord’s Consent and may exercise its termination option for a failure to obtain Landlord’s Consent pursuant to Paragraph 18 hereof.

12.	Right to Cure Defaults; Default Interest.

(a) If Subtenant fails to cure a default under this Sublease within any applicable grace or cure period set forth in this Sublease, Tenant shall have the right, but not the obligation, to seek to remedy any such default on behalf of and at the expense of Subtenant, provided, however, that in case of (i) a life safety or property related emergency or (ii) a default which must be cured within a time frame set forth in the Lease which does not allow sufficient time for prior Notice to be given to Subtenant (but Tenant shall give such Notice (if any) as is reasonable under the circumstances), Tenant shall be entitled to seek to remedy any such default without being required first to give Notice to Subtenant. Any reasonable out-of-pocket cost and expense (including without limitation reasonable attorneys’ fees and disbursements) so incurred shall be recoverable by Tenant from Subtenant as Additional Rent and shall be due and payable within twenty (20) days after Notice thereof from Tenant. Furthermore, if Tenant shall reimburse Landlord for expenditures made because of a breach by Subtenant of any of Tenant’s obligations under the Lease which are assumed by Subtenant hereunder, Subtenant shall, within ten (10) days following Notice, reimburse Tenant, as Additional Rent, in full for the sum so paid by Tenant, together with reasonable attorneys’ fees and disbursements incurred by Tenant.

(b) Intentionally omitted.

(c) If Subtenant shall fail to pay any installment of Rentals within ten (10) days after the due date of such payment, then Subtenant shall pay to Tenant, as Additional Rent, interest thereon at the Default Rate (as defined herein) from the due date to the date that payment thereof is made by Subtenant to Tenant. “Default Rate” shall mean a rate per annum equal to the lesser of (i) four percent (4%) in excess of the prime or base commercial annual interest rate being charged by Citibank, N.A. or any successor thereto on the due date of such Fixed Rent or Additional Rent and (ii) the highest rate of interest permitted by applicable laws.

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13.	Limitations upon Obligations of Tenant.

(a) Notwithstanding (i) any other provision of this Sublease, and (ii) the incorporation in this Sublease of any provision of the Lease (including, without limitation, Article 8 of the Lease), Tenant shall have no obligation to (A) furnish or provide, or, except to the extent specifically set forth below in this Section 13(a), to cause to be furnished or provided, any repairs, restoration, alterations or other work, or electricity, heating, ventilation, air-conditioning, water, elevator, cleaning or other utilities or services of any nature whatsoever to or for any part of the Subpremises or Subtenant’s use and occupancy thereof, (B) comply with or perform, or, except to the extent specifically set forth below in this Section 13(a), to cause the performance of, or compliance with, any of the terms or conditions to be complied with or performed by Landlord pursuant to the terms of the Lease, or (C) except to the extent specifically set forth below in this Section 13(a), be responsible for any of the representations, warranties, promises and covenants of Landlord made in the Lease (the items described in clauses (A), (B) and (C) of this sentence are hereinafter collectively called “Overlease Benefits”). Subject to the provisions of this Section 13(a), Subtenant shall be entitled to receive all Overlease Benefits and Tenant grants to Subtenant Tenant’s right to receive all such Overlease Benefits with respect to the Subpremises. Subtenant hereby agrees that Subtenant shall look solely to Landlord for the provisions and performance of any and all of the Overlease Benefits. Notwithstanding the foregoing, at the written request of Subtenant, Tenant shall, at Subtenant’s expense, use commercially reasonable efforts to cause Landlord (and, if applicable, to cause Landlord to cause the Board of Managers) to perform its obligations under the Lease and provide the Overlease Benefits to Subtenant with respect to the Subpremises if Landlord shall have failed to perform or provide same. When used in connection with Tenant’s commercially reasonable efforts to cause Landlord to perform its obligations under the Lease, the phrase “at Subtenant’s expense” is intended to require Subtenant to reimburse Tenant for reasonable out of pocket costs approved by Subtenant and incurred by Tenant after Tenant and Subtenant have consulted in good faith to determine a commercially reasonable strategy for causing Landlord to provide Overlease Benefits to Subtenant, perform its obligations or to grant a consent, Subtenant to reimburse Tenant for such costs within twenty (20) days after receipt of Notice from Tenant that they have been incurred, which Notice shall include copies of paid bills therefor. If within ten (10) days following written request from Subtenant, Tenant shall fail to take appropriate action for the enforcement of Landlord’s obligation to provide the Overlease Benefits pursuant to the provisions of this Sublease, Subtenant shall have the right to take such action in its own name, and for that purpose, all of the rights of Tenant under the Lease are hereby conferred upon and assigned to Subtenant and Subtenant is hereby subrogated to such rights to the extent that same shall apply to the Subpremises. If any such action against Landlord in Subtenant’s name shall be barred by reason of lack of privity, non-assignability or otherwise, Subtenant may take such action in Tenant’s name, in which event, Tenant shall provide Subtenant with all reasonable cooperation in connection with such action, at no out-of-pocket cost to Tenant.

(b) Tenant shall in no event be liable to Subtenant for, nor shall Subtenant’s obligations under this Sublease be diminished or affected by, any default by Landlord under the Lease or any failure or delay by Landlord to comply with or perform any of its covenants and obligations thereunder, including, but not limited to, inconvenience, annoyance, interruption or injury to business arising therefrom, nor shall such default or failure or delay constitute an actual, constructive or partial eviction of Subtenant or entitle Subtenant to a reduction or abatement in rent, except as provided in the Lease as incorporated herein by reference.

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14.	Additional Services.

(a) Subject to the provisions of Section 14(b) of this Sublease, Subtenant shall submit directly to Landlord (or to the managing agent of the Building if such is the practice of Landlord) any request by Subtenant for additional heating, water, ventilating, air-conditioning, condenser water, cleaning, freight elevator and other similar services which may be available from Landlord or the Board of Managers pursuant to the Lease or otherwise, if such a request is required to obtain any such additional services. Subtenant shall obtain separate billing directly from, and shall pay directly to, Landlord, at Landlord’s or the Board of Managers applicable prevailing rates, for all such services and for any additional installation or maintenance charges, sewer rents, other charges, or taxes specified in the Lease that result from the use of such additional services, provided such services are requested by, or are for the benefit of, Subtenant or other occupants of the Subpremises. With respect to such additional services, and otherwise with respect to proper dealings with Landlord relating to the performance of Landlord’s obligations relating solely to the Subpremises, in the event that Subtenant deals directly with Landlord, Subtenant shall keep Tenant reasonably apprised of such dealings and Subtenant shall be solely responsible for all expenses, claims, obligations and liabilities arising therefrom.

(b) If Landlord (or the managing agent of the Building) refuses to deal with Subtenant with respect to such additional services, Tenant shall, at Subtenant’s written request, request such additional services from Landlord (or such managing agent) in writing on Subtenant’s behalf, and if Landlord provides such services, then Subtenant shall pay Tenant the charges of Landlord therefor, as Additional Rent, within twenty (20) days after Notice thereof is given to Subtenant. If Landlord bills Subtenant directly for such additional services, Subtenant may pay the charges directly to Landlord. Subject to the provisions of Section 13(a) of this Sublease, Tenant shall have no liability to Subtenant if Landlord fails to provide such additional services.

15.	Insurance.

Subtenant shall obtain and keep in full force and effect during the Term all policies of insurance required to be obtained by the “Tenant” under Article 16 of the Lease, and all of the rights and benefits specified therein for the “Landlord” pursuant to such Article shall apply to and inure to the benefit of both Tenant and Landlord. Subtenant shall be named as the insured under all such policies, and Tenant, Landlord, the managing agent of the Building, the lessor under any Superior Lease, the holder of any Superior Mortgage (and any other parties required under the Lease to be named as additional insureds) shall be named as additional insureds. Subtenant agrees that all such policies of insurance required to be obtained by the Subtenant shall be primary and non-contributory with respect to any policies of insurance maintained by Tenant. In addition to the waivers of Tenant and Subtenant pursuant to Article 16 of the Lease, Tenant and Subtenant agree to use commercially reasonable efforts to obtain from their respective insurance companies insuring them against damage by fire or other casualty, appropriate endorsements on their insurance policies pursuant to which the insurance companies

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waive their rights of recovery by way of subrogation or agree that such policies shall not be invalidated should the insured waive in writing, prior to a loss, any or all right of recovery against any parties for losses covered by such policies. So long as such endorsements remain in effect on the respective insurance policies and do not invalidate such insurance policies, Tenant and Subtenant each hereby waive any and all right of recovery which it might otherwise have against the other, Landlord, any fee owner or mortgagee and their respective officers, directors, agents, contractors, servants and employees for loss or damage to any personal property in the Subpremises or any part thereof, to the same extent that their respective insurer’s right of subrogation would be waived if insurance coverage with waiver of subrogation provisions were being maintained by them upon all of such property.

16.	Notices.

(a) Any notice, demand, request, consent or other communication permitted or required to be given by the terms or provisions of this Sublease or by any law or governmental regulation (a “Notice”) either by Subtenant to Tenant or Tenant to Subtenant shall be in writing and shall be (i) personally delivered against receipt, (ii) sent by certified U.S. mail, return receipt requested and postage prepaid, or (iii) sent by nationally recognized overnight courier. Notices shall be addressed to the addresses set forth below:

To the Tenant at:	Fox-Pitt Kelton Group Limited
c/o Macquarie Holdings (USA), Inc.
125 West 55th Street
New York, New York 10019
Attn: Chris Devine, Regional Leasing Manager

With a copy to:	Hogan & Hartson LLP
875 Third Avenue
New York, New York 10022
Attn: Michael R. Kleinerman, Esq.

To the Subtenant at the address set forth above prior to the date Subtenant occupies the Subpremises for the conduct of business and after such date at:	Reval.Com, Inc.
420 Fifth Avenue, Unit 15
New York, New York Attn: Chief Financial Officer

with a copy to:	Cooley LLP 1114 Avenue of the Americas New York, New York 10036
Attn: Daniel A. Goldberger, Esq.

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(b) Any such Notice shall be deemed to have been rendered or given (i) on the date when it shall have been hand delivered if delivered on a Business Day or, if delivered on a day other than a Business Day, on the next Business Day, (ii) on the first Business Day after depositing with a reputable overnight delivery courier or (iii) five (5) Business Days after deposit in the U.S. mail if mailed. The inability to deliver because of a changed address of which no Notice was given or rejection or other refusal to accept any Notice shall be deemed to be the receipt of the Notice as of the date of such inability to deliver or rejection or refusal to accept.

(c) Either party may, from time to time, by Notice given in the above manner, designate other or additional addresses to which, or persons to whom, Notices shall be sent; such a Notice shall be deemed given upon actual receipt thereof.

17.	Consents.

(a) Whenever the consent or approval of Tenant is required, Subtenant shall also be required to obtain the prior written consent or approval of Landlord and/or the Board of Managers if required pursuant to the Lease, and Subtenant shall provide such additional information or documents which Landlord and/or the Board of Managers requests or upon which Landlord or the Board of Managers may condition its consent or approval. As Additional Rent, Subtenant shall reimburse Tenant, not later than twenty (20) days after written demand, for any reasonable fees and disbursements of attorneys, architects, engineers or others charged by Landlord, pursuant to the Lease, in connection with any request for Landlord’s consent or approval.

(b) Subtenant hereby waives any claim against Tenant which Subtenant may have based upon an assertion that Tenant has unreasonably withheld, conditioned or delayed any consent or approval requested by Subtenant in violation of any provision in this Sublease pursuant to which Tenant agreed not to unreasonably withhold, condition or delay its consent. In the event there is a final determination in any such action or proceeding, after exhaustion of any appeals, that Tenant unreasonably withheld, conditioned or delayed its consent in violation of any provision of this Sublease, the requested consent or approval shall be deemed to have been granted, however, Tenant shall have no liability of any kind to Subtenant for its refusal or failure to give such consent or approval. Without limiting the scope of Tenant’s discretion, the consent or approval of Tenant shall be deemed properly withheld in the event that Landlord and/or the Board of Managers has withheld or delayed its consent or approval.

(c) Subtenant acknowledges that pursuant to the Condominium Documents Subtenant may be required to obtain the consent or approval of the Board of Managers to certain actions to be taken by Subtenant under this Sublease. If any provision of this Sublease requires the consent or approval of Landlord, Tenant, neither, or both, to any. matter (each, a “Consent Matter”), and the Condominium Documents require the consent or approval of the Board of Managers to such Consent Matter, then such provision shall be deemed to require the consent or approval of the Board of Managers to such Consent Matter without the necessity of expressly stating so in such provision or elsewhere in this Sublease. If the Board of

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Managers for any reason or no reason refuses or otherwise fails to grant such consent or approval, Subtenant shall have no right to terminate or cancel this Sublease. Tenant shall use commercially reasonable efforts to cause Landlord to perform Landlord’s obligations to procure the actions of the Board of Managers under Section 40.26 of the Lease. Tenant shall not be obligated to perform any acts, expend any sums or bring any lawsuits or other legal proceedings, in order to obtain such approval or consent, and Subtenant shall have no right to any claim against Tenant in the event the Board of Managers so refuses or fails to grant such consent or approval.

18.	Landlord and Condo Consents to Sublease.

This Sublease is expressly conditioned upon obtaining the written consent by Landlord (the “Landlord Consent”) and consent or deemed consent of the Board of Managers (“the “Condo Consent”). Tenant covenants to promptly submit this Sublease to Landlord for approval, to use good faith commercially reasonable efforts to obtain the Landlord Consent and to timely pay all fees of Landlord in connection with requesting and obtaining the Landlord Consent and Condo Consent. Subtenant covenants to cooperate with Landlord and the Board of Managers, and within five (5) days after request therefor, supply to Tenant, Landlord and/or the Board of Managers, all information and documentation which Landlord, Tenant and/or the Board of Managers may reasonably require in connection with (a) the Board of Managers’ consideration of the request for the Condo Consent and (b) Landlord’s consideration of the request for the Landlord Consent. Tenant shall not be otherwise obligated to perform any acts, expend any sums or bring any lawsuits or other legal proceedings, in order to obtain such Landlord Consent or Condo Consent, and Subtenant shall have no right to any claim against Tenant in the event that Landlord or the Board of Managers withholds its consent. If Landlord desires to evidence its consent by the execution of a customary consent document requiring the signature of Tenant and Subtenant, both Subtenant and Tenant covenant to execute and deliver such consent document within five (5) days after receipt thereof. If the Landlord Consent or Condo Consent is refused then this Sublease shall be deemed terminated and cancelled as of the date of such refusal. If Landlord or the Board of Managers shall otherwise fail to grant such Landlord Consent or Condo Consent in a form reasonably acceptable to Tenant and Subtenant on or before July 1, 2010, then either party may, by Notice to the other, given at any time on or after July 1, 2010 but prior to the granting of such consent, terminate and cancel this Sublease. Within five (5) days after any such termination, Tenant shall refund to Subtenant any Rentals paid in advance hereunder and the Security Deposit. Upon the making of such refunds, neither party hereto shall have any further obligation to the other under this Sublease, except to the extent that the provisions of this Sublease expressly survive the termination of this Sublease.

19.	Quiet Enjoyment.

Tenant covenants that Subtenant, complying with and performing all of the Sublease Obligations imposed upon Subtenant within the applicable notice and grace periods, shall peacefully and quietly have, hold and enjoy the Subpremises throughout the Term without ejection by Tenant or any person lawfully claiming under Tenant, subject to the terms and provisions of this Sublease and subject to the terms and provisions of the Lease, the Condominium Documents, any Superior Lease and any Superior Mortgage.

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20.	Brokers.

Subtenant and Tenant each represents to the other that it has not dealt with any broker, finder or like person or entity in connection with this Sublease and/or the transactions covered or contemplated hereby other than Cushman & Wakefield and UGL Equis (the “Brokers”). In executing and delivering this Sublease, Tenant and Subtenant have relied upon the foregoing representation. Tenant and Subtenant shall indemnify and hold each other harmless from and against any and all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including without limitation reasonable attorneys’ fees and other charges) arising out of any claim, demand or proceeding for commissions, fees, reimbursement for expenses or other compensation by any person or entity in connection with this Sublease who shall claim to have dealt with the indemnifying party in connection with the Sublease other than the Brokers. Tenant shall pay any commission due the Brokers. This Section 20 shall survive the expiration or earlier termination of this Sublease.

21.	Intentionally Omitted.

22.	Holding Over.

In addition to any damages to which Tenant may be entitled or other remedies Tenant may have under the incorporated provisions of the Lease or by operation of law or in equity, Subtenant shall pay to Tenant for each month and for each portion of any month during which Subtenant holds over in the Subpremises after the expiration or termination of the Term, a sum equal to two (2) times the Fixed Rent and Additional Rent which was payable for the last month of the Term under this Sublease. Any such failure to surrender the Subpremises shall not be deemed to extend the Term or renew this Sublease. The aforesaid obligations shall survive the expiration or sooner termination of the Term and this Sublease.

23.	Subtenant’s Work.

Provided Subtenant is not in default beyond any applicable grace or cure period under any of the terms or conditions of this Sublease, Subtenant shall have the right, subject to compliance with the provisions of this Section 23 and the obtaining of all approvals of the Landlord required pursuant to the Lease, to perform alterations at the Subpremises (“Subtenant’s Work”) in accordance with the applicable provisions of the Lease. Subtenant shall be responsible for causing to be performed and paying for all of Subtenant’s Work, which shall be performed in strict compliance with the provisions of this Section 23 and other pertinent provisions of this Sublease, Article 12 of the Lease and the other applicable provisions of the Lease, and Landlord’s construction rules, procedures and scheduling. Any payments required to be paid by Tenant to Landlord pursuant to Article 12 of the Lease with respect to Subtenant’s Work, shall be reimbursed to Tenant by Subtenant, as Additional Rent, within twenty (20) days after Subtenant’s receipt of Tenant’s statement therefor.

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24.	Security Deposit.

(a) Subtenant shall, prior to the Commencement Date, deposit with Tenant and maintain during the Term a sum equal to six (6) months of the initial Fixed Rent (the “Security Deposit”) as security for the full and faithful performance and observance by Subtenant of Subtenant’s covenants and obligations under this Sublease. Provided that no Event of Default (as hereinafter defined) is then existing, the amount of the Security Deposit required to be maintained hereunder shall be reduced to three (3) months of the initial Fixed Rent on the first (1st) anniversary of the Rent Commencement Date.

(b) In lieu of the cash Security Deposit provided for in Section 24(a), Subtenant may at any time during the Term deliver to Tenant and shall thereafter, except as otherwise provided herein, maintain in effect at all times as required herein, a clean, stand-by, irrevocable letter of credit, in form and substance reasonably satisfactory to Tenant in the amount of the Security Deposit required pursuant to this Section 24 issued by a banking corporation having assets of at least One Billion ($1,000,000,000.00) Dollars and having its principal place of business or its duly licensed branch or agency in the City of New York, and, if the issuing bank is not a member of The New York Clearing House Association (or any successor organization), confirmed by Citibank, N.A. or another bank reasonably satisfactory to Tenant which is a member of The New York Clearing House Association. If such banking corporation is not so located in the City of New York it shall agree to honor delivery of the demand for payment by facsimile followed by express mail delivery of the original demand for payment. Except as otherwise provided in this Section 24, Subtenant shall, throughout the Term, deliver to Tenant, in the event of the termination of any such letter of credit, replacement letters of credit in substantially the same form as the original letter of credit or otherwise or in a form reasonably acceptable to Tenant in lieu thereof (each such letter of credit and each such extension or replacement thereof, as the case may be, is hereinafter referred to as a “Security Letter”) no later than thirty (30) days prior to the expiration date of the preceding Security Letter. The term of each such Security Letter shall be not less than one (1) year and shall be automatically renewable from year to year as aforesaid unless terminated by the issuer thereof by notice to Tenant given by certified or registered mail, return receipt requested not less than thirty (30) days prior to the expiration thereof If Subtenant shall fail to obtain any replacements of a Security Letter within the time limits set forth in this Section 24, Tenant may draw down the full amount of the existing Security Letter and retain the same as cash security hereunder.

(c) In the event of an Event of Default, Tenant may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Fixed Rent and Additional Rent or any other sum as to which there has occurred an Event of Default or for any sum which Tenant may expend or may be required to expend by reason of such Event of Default, including but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Tenant. To insure that Tenant may utilize the security represented by the Security Letter in the manner, for the purposes, and to the extent provided in this Section 24, each Security Letter shall provide that the full amount (or any portion) thereof may be drawn down by Tenant upon presentation to the issuing or confirming bank of Tenant’s sight draft drawn on the issuing bank, provided that Tenant shall only draw down the Security Letter in accordance with the terms of this Section 24.

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(d) In the event Tenant applies or retains any portion or all of the Security Deposit delivered hereunder in accordance with this Section 24, Subtenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be not less than the Security Deposit required under the provisions of this Section 24.

(e) If Subtenant shall fully and faithfully comply with all of Subtenant’s covenants and obligations under this Sublease, the Security Deposit or any balance thereof to which Subtenant is entitled shall be returned or paid over to Subtenant reasonably promptly after the date fixed as the end of the Term and after delivery to Tenant of entire possession of the Subpremises Tenant shall have the right to transfer the unapplied part of the Security Deposit and the interest thereon, if any, to which Subtenant is entitled, or any interest it may have in the Security Letter, as the case may be, to the vendee, transferee or lessee of Tenant’s interest in the Lease and Tenant shall thereupon be released by Subtenant from any and all liability for the return or payment thereof, and Subtenant shall look solely to the new Tenant for the return or payment of same provided the new Tenant has assumed in writing Tenant’s obligations under this Sublease. Tenant shall have the right to require Subtenant (at Tenant’s expense) to deliver a replacement Security Letter naming the new Tenant as beneficiary and, if Subtenant shall fail to deliver the same within thirty (30) Business Days after notice, to draw down the existing Security Letter and retain the proceeds as cash security hereunder until a replacement Security Letter is delivered. Subtenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security and neither Tenant nor its successors or assigns shall be bound by any such assignment, encumbrance, or attempted assignment or encumbrance.

(f) If the security then held by Tenant is in cash, the reduction as described in Section 24(a) hereof shall be accomplished by means of a cash payment to Subtenant from Tenant. If the security then held by Tenant is in the form of a Security Letter, a Security Letter in the proper reduced amount shall be simultaneously exchanged for the existing Security Letter, or, at Subtenant’s option, Tenant will enter into an amendment of the Security Letter, reasonably acceptable to Tenant, reducing the amount thereof to the proper reduced amount or, if applicable, Tenant shall return the Security Letter to Subtenant.

25.	Conditions of Limitation.

(a) This Sublease and the Term and estate hereby granted are subject to the limitation that if (i) Subtenant shall make an assignment of the property of Subtenant for the benefit of creditors or shall file a voluntary petition under any bankruptcy or insolvency law, or (ii) any involuntary petition alleging an act of bankruptcy or insolvency shall be filed against Subtenant under any bankruptcy or insolvency law, or (iii) a petition shall be filed by or against Subtenant under the United States Bankruptcy Act or under the provisions of any law of like import, or (iv) a receiver of Subtenant or of or for the property of Subtenant shall be appointed, then Tenant may (A) at any time after obtaining knowledge of the occurrence of any such event, or (B) if such event occurs without the acquiescence of Subtenant, at any time after the event continues for sixty (60) days, give Subtenant a notice of intention to end the Term at the

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expiration of five (5) days from the date of service of such notice of intention, and upon the expiration of said five (5) day period, this Sublease and the Term and estate hereby granted, whether or not the Term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Subtenant shall remain liable for damages.

(b) This Sublease and the Term and estate hereby granted are subject to further limitation as follows:

(i) if Subtenant shall fail to pay any installment of Fixed Rent or any Additional Rent or any other charge payable by Subtenant to Tenant as and when same is due and payable under this Sublease and such failure shall continue for five (5) days after Tenant shall have given Subtenant a notice specifying such failure, or

(ii) if Subtenant shall do or permit anything to be done, whether by action or inaction, contrary to any of the Sublease Obligations to be fulfilled, complied with and performed by Subtenant, whether or not the Term shall theretofore have commenced, and, in the event such situation shall arise after the commencement of the Term, shall continue and shall not be remedied by Subtenant within twenty-five (25) days after Tenant shall have given to Subtenant a notice specifying the same; or, in the case of a situation which cannot with due diligence be remedied within a period of twenty-five (25) days and the continuation of which for the period required for cure will not subject Landlord to the risk of (x) criminal liability, (y) the sale of, the Building and/or the land on which the Building is located, or (z) termination of any lease of all or a part of, or foreclosure of any mortgage upon, the Building and/or such land, if Subtenant shall not (A) within said twenty-five (25) day period advise Tenant of Subtenant’s intention to duly institute all steps necessary to remedy such situation, (B) duly institute within said twenty-five (25) day period, and thereafter diligently and continuously prosecute to completion, all steps necessary to remedy the same and (C) complete such remedy within such time after the date of the giving of said notice to Tenant as shall reasonably be necessary, as determined by Tenant, or

(iii) if any event shall occur or any contingency shall arise whereby this Sublease or the estate hereby granted or the unexpired balance of the Term would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Subtenant, except as expressly permitted by Section 11 of this Sublease, then in that event and in any of the instances set forth in the foregoing subsections (i), (ii) and (iii) (each such event or instance an “Event of Default”), Tenant may give to Subtenant a notice terminating this Sublease on a date which shall not be less than five (5) days from the date of the service of such notice and, upon the date so fixed, this Sublease and the Term and estate hereby granted, whether or not the Term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Subtenant shall remain liable for damages.

26.	Furniture.

Subtenant shall have the right to use the fixtures, furniture and equipment owned by Tenant and listed on Exhibit A attached hereto and made a part hereof during the term of this

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Sublease. Subtenant shall also have the right (a) to replace those listed items as are functionally unsuited to Subtenant’s business use of the Subpremises (or which Subtenant otherwise deems appropriate for replacement) with items of comparable value and utility and (b) to discard those listed items (or any replacements thereof), without replacing the same, to the extent that Subtenant’s business use of the Subpremises does not require the continued use of such listed items (or replacements). Subtenant shall notify Tenant of the items of FF&E being so replaced (or discarded) prior to replacing (or discarding) them. Notwithstanding the forgoing, the aggregate replacement value of all discarded items shall not exceed Ten Thousand and 00/100 ($10,000.00) Dollars without the approval of Landlord which shall not be unreasonably withheld or delayed. (Such listed items, as so replaced, are referred to herein as “FF&E”.) Title to all items of FF&E, whether listed or replacements, shall be vested in Landlord. Tenant shall keep and maintain the FF&E in good condition, subject to reasonable wear, tear, obsolescence or damage by fire or other casualty. Upon the Fixed Expiration Date or such earlier date that Subtenant vacates the Subpremises for reasons other than the occurrence of an Event of Default, Tenant shall abandon the FF&E to Subtenant, and Subtenant shall thereupon take title to the FF&E. Notwithstanding anything to the contrary contained in this Sublease (including, without limitation, the incorporated provisions hereof), Subtenant shall have no obligation to insure the FF&E.

27.	Miscellaneous.

(a) No Privity. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and Landlord.

(b) Entire Agreement; Amendments. This Sublease contains the entire agreement between the parties with respect to the subject matter hereof and all prior negotiations and agreements are merged herein. No agreement hereafter made shall be effective to change, modify, terminate, discharge, waive or effect an abandonment of this Sublease in whole or in part unless such agreement is in writing, refers specifically to the provisions of this Sublease and is signed by the party against whom enforcement of the change, modification, termination, discharge, waiver or abandonment is sought.

(c) Governing Law; Jurisdiction. This Sublease shall be construed in accordance with, and governed by, the laws of the State of New York. All disputes arising out of or relating to this Sublease shall be adjudicated in the State Courts for the State of New York in New York County or in the Federal Courts for the Southern District of New York, and the parties expressly submit to the jurisdiction of such courts and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof, may be served within or without such court’s jurisdiction by certified mail or by personal service, provided that a reasonable time for appearance is allowed.

(d) Construction. The captions in this Sublease and its Table of Contents are inserted only as a convenience and for reference and they in no way define, limit or describe the scope of this Sublease or the intent of any provision thereof The Exhibits attached to this

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Sublease, however, are hereby incorporated by reference and made a part hereof This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted.

(e) Severability. If any term or condition of this Sublease or the application thereof to any circumstance or to any person, firm or corporation shall be invalid or unenforceable to any extent, the remaining terms and conditions shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law Each covenant, agreement, obligation or other provision of this Sublease on Subtenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Subtenant, not dependent on any other provision of this Sublease.

(f) Time of the Essence. All time periods set forth in this Sublease shall be deemed to be TIME OF THE ESSENCE.

(g) Access to Subpremises. At all reasonable times after providing notice to Subtenant, which notice may be oral, Tenant, its representatives and agents, shall have access to the Subpremises for the following purposes: (i) to ascertain the condition of the Subpremises; (ii) to determine whether Subtenant is diligently fulfilling Subtenant’s responsibilities under this Sublease; or (iii) for the purpose of inspection or repair. Tenant agrees to use commercially reasonable efforts not to materially interfere with Subtenant’s use of the Subpremises. Any entry into the Subpremises by Tenant shall not constitute an actual eviction, a partial eviction or a constructive eviction, shall not be grounds for any abatement or reduction in rent and shall not impose liability on Tenant for inconvenience or injury to Subtenant’s business. In addition, Landlord and the Board of Managers shall have access to the Subpremises that is provided under the Lease and all of the applicable provisions of the Lease shall apply to such access.

(h) Building Directory. Subject to the provisions of the Lease, Tenant shall permit Subtenant to use of the listings on the directory board of the Building or electronic listings to which Tenant is entitled pursuant to the Lease. All costs with respect to such listings which would be Tenant’s obligation pursuant to the Lease shall be paid to Tenant by Subtenant as Additional Rent promptly upon demand.

(i) Expenses. In the event of any litigation between Tenant and Subtenant arising out of this Sublease, the non-prevailing party shall pay to the prevailing party (which term shall mean the party which obtains substantially all of the relief sought by such party) on demand all costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, incurred by the prevailing party in connection with such litigation.

(j) Limited Liability; Guaranty of Tenant’s Obligations to Subtenant. Except to the extent expressly set forth herein, neither party shall be liable to the other for indirect, special, punitive or exemplary damages. In addition, Subtenant shall have no liability or obligation hereunder (including, without limitation, under any incorporated provisions of the Lease) with respect to any violation of law existing as of the date hereof or any condition existing on the date hereof unless Subtenant’s acts cause such condition to become a violation of law. In addition, Tenant shall deliver to Subtenant prior to delivery of the Landlord Consent and the Condo Consent, the guaranty by Macquarie Financial Holdings Limited of the payment and performance obligations of Tenant to Subtenant under this Sublease.

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(k) No Recordation. Neither this Sublease nor any memorandum thereof shall be recorded. The recordation of this Sublease or any memorandum thereof by Subtenant shall constitute a default by Subtenant under this Sublease. The provisions of this Section 27(k) shall survive the expiration or earlier termination of this Sublease.

(l) No Waivers. Failure by either party in any instance to insist upon the strict performance of any one or more of the obligations of the other party under this Sublease, or to exercise any election herein contained, or the acceptance of payment of kind with knowledge of default by the other party, shall in no manner be or be deemed to be a waiver by such party of any defaults or breaches hereunder or of any of its rights and remedies by reason of such defaults or breaches, or a waiver or relinquishment for the future of the requirement of strict performance of any and all of the defaulting party’s obligations hereunder. Further, no payment by Subtenant or receipt by Tenant of a lesser amount than the correct amount of Rentals due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Tenant may accept any checks or payments as made without prejudice to Tenant’s right to recover the balance or pursue any other remedy in this Sublease.

IN WITNESS WHEREOF, the parties hereto have duly executed this Sublease, as of the day and year first above written.

FOX-PITT KELTON GROUP LIMITED

By:	/s/ Amrish Shah
Name: Amrish Shah
Title: Director

REVAL.COM, INC.

By:	/s/ Dino Ewing
Name: Dino Ewing
Title: CFO

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EXHIBIT A

FURNITURE, FIXTURES & EQUIPMENT

[Attached hereto]

A-1

420 FIFTH AVENUE - INVENTORY

Reception

Reception Desk

2 x  1/2 Globes on wall (art) behind reception desk

2 Steel Case Chairs

1 Pioneer Flat Screen TV

Northern Boardroom

27 Vitra Chairs

8 Tables arranged to form 1 table

1 Wall Cabinet

1 Polycom

1 Elki Projector

3 Pictures on Wall

Southern Boardroom

25 Vitra Chairs

4 Tables

2 Cabinets

3 Clocks on Wall

Storage Room

15 File Cabinets

1 Wooden Desk

Kitchen

LG Fridge

Amana Microwave

Asko Dishwasher

Ice Maker

2 Keurig Coffee Machines

Governors Conference Room

3 Tables

1 Cabinets

6 Chairs

1.

Empire Conference Room

1 Table

6 Chairs

1 Cabinet

Liberty Conference Room

8 Chairs

2 Tables

1 Cabinet

34 Desks in individual offices

27 Steelcase Office Chairs in individual offices

40 Vitra Chairs in individual offices

GBC Binding Machine

2 Shredding Machines

4 Pioneer Flat Screen TV’s

1 Table, 8 Knoll Chairs

70 Workstations + 65 Steel Case Chairs

1 U Shape Trading Desk

1 8 Person Trading Desk

11 Person Workstations in Computer Support

2.

Site Location	Equipment Location/CAB	Items	Identifier	Manufacturer	Model	Serial No.	Asset Tag	Ownership	Available	Notes	Decom Contact	Ref
NY Office 420 5th Ave – Coms room	Cab R1, rack 15-14	UPS	APC MPDU	APC	ZA0520004112			Macquarie	Yes	2U APC MPDU Power Unit	Kip Rashidt	USN002
NY Office 420 5th Ave – Coms room	Cab R3, Rack 32-33	UPS	APC Unit	APC	ZA0615020753			Macquarie	Yes	2U APC metered power distribution unit	Kip Rashidt	USN009
NY Office 420 5th Ave – Coms room	Cab R5, Rack 42	UPS	APC InfrastrucXure Manager	APC				Macquarie	Yes	1U APC InfrastruXure manager	Kip Rashidt	USN010
NY Office 420 5th Ave – Coms room	Cab R5, Rack 40	Switch	APC Ethernet Switch	APC				Macquarie	Yes	1U APC Ethernet switch	Kip Rashidt	USN011
NY Office 420 5th Ave – Coms room	Cab R5, Rack 32	Network Device	Gentner AP 500	Gentner				Macquarie	Yes	1U Gentner AP 800	Kip Rashidt	USN012
NY Office 420 5th Ave – Coms room	Cab R5, Rack 31	Network Device	ETC D5-1400	ETC				Macquarie	Yes	1U ETC D5-1400	Kip Rashidt	USN013
NY Office 420 5th Ave – Coms room	Cab R5, Rack 30	Network Device	ETC D5-1616 Station Controller	Etc				Macquarie	Yes	1U ETC DS-1616 Station Controller	Kip Rashidt	USN014
NY Office 420 5th Ave – Coms room	Cab R5, Rack 28-29	Modem	PEAVEY UMA 75T11	PEAVEY				TBD	TBD	2U PEAVEY UMA 75T11 Mixer/amplifier	Kip Rashidt	USN015
NY Office 420 5th Ave – Coms room	Cab R8, Rack 31-32	Gateway	US-NYO-G700-2	AVAYA	06KC38000710	06KC38000710		Macquarie	Yes	2U AVAYA media gateway, model G700	Kip Rashidt	USN016
NY Office 420 5th Ave – Coms room	Cab R8, Rack 29-30	Gateway	US-NYO-G700-1	AVAYA	06KC38000706	06KC38000706		Macquarie	Yes	2U AVAYA media gateway, model G700	Kip Rashidt	USN017
NY Office 420 5th Ave	IT	Desktop PC		IBM MS2				Macquarie	Yes	TOTAL: 15	Rob Schiffl	USN018
NY Office 420 5th Ave	Trading	Desktop PC		IBM MS2				Macquarie	Yes	TOTAL: 12	Rob Schiffl	USN019
NY Office 420 5th Ave	Sales	Desktop PC		IBM MS2				Macquarie	Yes	TOTAL: 21	Rob Schiffl	USN020
NY Office 420 5th Ave	Research	Desktop PC		IBM MS2				Macquarie	Yes	TOTAL: 24	Rob Schiffl	USN021
NY Office 420 5th Ave	OPS	Desktop PC		IBM MS2				Macquarie	Yes	TOTAL: 6	Rob Schiffl	USN022
NY Office 420 5th Ave	Facilities/HR/ Finance/Compliance	Desktop PC		IBM MS2				Macquarie	Yes	TOTAL: 10	Rob Schiffl	USN023
NY Office 420 5th Ave	Facilities/HR/ Finance/Compliance	Laptop		Lenovo x61				Macquarie	Yes	TOTAL: 4	Rob Schiffl	USN024
NY Office 420 5th Ave	Advisory	Desktop PC		IBM MS2				Macquarie	Yes	TOTAL: 12	Rob Schiffl	USN025
NY Office 420 5th Ave	Advisory	Desktop PC		Lenovo x61				Macquarie	Yes	TOTAL: 3	Rob Schiffl	USN026
NY Office 420 5th Ave	ECM	Desktop PC		IBM MS2				Macquarie	Yes	TOTAL: 4	Rob Schiffl	USN027

–	All TV’s
–	Projector in Hudson conference room
–	Audio system
–	Polycom video conference system (and accessories) in Hudson conference room
–	All physical security on 5th floor
–	All items in the storage room behind the computer

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